Exhibit 99.3

Energy XXI and EPL Announce Final Results of

Merger Consideration Elections

HOUSTON, TEXAS, June 2, 2014 — Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (AIM: EXXI) and EPL Oil & Gas, Inc. (“EPL”) (NYSE: EPL) jointly announced today the final results of the merger consideration elections made by EPL stockholders prior to the election deadline, which expired on Friday, May 30, 2014, at 5:00 p.m., Eastern time.

The merger consideration elections were made under the Agreement and Plan of Merger, dated as of March 12, 2014 (as amended, the “Merger Agreement”), by and among Energy XXI, EPL, Energy XXI Gulf Coast, Inc., an indirect wholly owned subsidiary of Energy XXI (“Gulf Coast”), and Clyde Merger Sub, Inc., a wholly owned subsidiary of Gulf Coast (“Merger Sub”), pursuant to which Merger Sub would merge with and into EPL, with the result that EPL would become an indirect wholly owned subsidiary of EXXI (the “Merger”).

In addition to the share totals shown below, 836,311 additional shares of EPL common stock are not yet outstanding, but are issuable in connection with the net exercise of outstanding stock options. In accordance with the Merger Agreement, each net exercise share will be converted into $39.00 in cash, without proration. Including these net exercise shares, a total of 39,928,038 shares of EPL common stock will receive merger consideration in the Merger.

Election	EPL Shares
Cash Election, excluding stock option net exercise shares	30,578,387
Mixed Election, including no election	2,643,862
Stock Election	1,143,812
No Election (Note 1)	4,725,666

Note 1: Under the Merger Agreement, EPL stockholders who did not make an election prior to the May 30th deadline are treated as having made a Mixed Election.

Based on these preliminary results, each share of EPL common stock would be converted into the following Merger Consideration:

Election	Cash	Energy XXI Stock
Cash Election, excluding stock option net exercise shares	$25.92	0.5595
Mixed Election, including no election	$25.35	0.5840
Stock Election	$ 0.00	1.6690

Each EPL stockholder had the choice to elect to receive, for each share of EPL common stock held by that stockholder, $39.00 in cash (“Cash Election”), 1.669 shares of Energy XXI common stock (“Stock Election”) or a combination of $25.35 in cash and 0.584 of a share of Energy XXI common stock (“Mixed Election” and collectively the “Merger Consideration”), subject to proration with respect to

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The Merger is expected to be completed on or about June 3, 2014, subject to certain customary closing conditions.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur, what impact they will have on the results of operations and financial condition of Energy XXI, EPL or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of Energy XXI to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Energy XXI and EPL from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date hereof. Neither Energy XXI nor EPL undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana. The company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

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Enquiries of EXXI

Energy XXI Stewart Lawrence Vice President, Investor Relations and Communications 713-351-3006 slawrence@energyxxi.com	Cantor Fitzgerald Europe Nominated Adviser: David Porter, Rick Thompson Corporate Broking: Richard Redmayne Tel: +44 (0) 20 7894 7000

Greg Smith Director, Investor Relations 713-351-3149 gsmith@energyxxi.com	Pelham Bell Pottinger James Henderson jhenderson@pelhambellpottinger.co.uk Mark Antelme mantelme@pelhambellpottinger.co.uk +44 (0) 20 7861 3232

Enquiries of EPL

EPL T.J. Thom Executive Vice President, Chief Financial Officer tthom@eplweb.com	Ward Deborah Buks 713-869-0707 dbuks@wardcc.com

Brunswick Group Mark Palmer 214-254-3790 mpalmer@brunswickgroup.com	Molly LeCronier 713-869-0707 mlecronier@wardcc.com

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